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                                                                   Exhibit 10.40

                          (SUMMIT MEDICAL LETTERHEAD)



March 26, 1997



Richard Willemin
76 Cross Ridge Road
Chappaqua, NY  10514

Dear Richard:

This letter confirms our offer to you as interim Vice President of Finance and Chief Financial Officer, effective March 17, 1997, reporting directly to me. For matters relating to the filing of the 10K and other SEC items you will report to Hud Connery, Interim Chairman of the Board.

The following covers the details of the arrangement we discussed:

1. Effective March 17, 1997 you have assumed the role of interim Vice President of Finance and Chief Financial Officer for Summit Medical for an anticipated period of four months to July 17, 1997. This position is a regular, full-time position, and you will be eligible to participate under Summit's benefit programs.

2. During this interim period your compensation will be $6,730.76 gross on a bi-weekly basis ($175,000 annualized).

3. We will provide you with an incentive stock option of 50,000 shares equal to the fair market value on March 17, 1997 ($3.4375). Ten thousand (10,000) of these 50,000 shares will vest immediately, and the remaining 40,000 shares will vest over the next four months (10,000 per month), and as detailed in the Stock Option Plan of 1993. If you were terminated other than for cause during this interim period all options would vest.

4. During this interim period, we will determine your role beyond the four months period, and to the extent it continues we will revisit compensation and stock options on a going forward basis.

5. This offer is contingent upon your immediate execution of Summit's Non-Competition and Confidentiality Agreement.
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6.   This offer letter is not to be construed as an employment contract between you and Summit Medical and your employment is at-will.

Richard, we are excited to have you join Summit Medical, and look forward to working with you to improve the overall effectiveness of your financial area and have your perspectives become a key part of this management team going forward.

Sincerely

s/ Kevin Green
Kevin Green
President and Chief Executive Officer



Accepted By:

s/ Richard Willemin        3/26/97
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Richard Willemin              Date